Exhibit 99.8

CENTERLINE HOLDING COMPANY

BENEFICIAL OWNER ELECTION FORM

FOR RIGHTS TO ACQUIRE 11.0% CUMULATIVE CONVERTIBLE PREFERRED SHARES, SERIES A-1

I (we) acknowledge receipt of your letter and the enclosed materials relating to the offering by Centerline Holding Company, a Delaware statutory trust (the “Company”), of rights (the “Rights”) to acquire 11.0% cumulative convertible preferred shares, series A-1 (the “Convertible Preferred Shares”) of the Company. Each common share of the Company held by you on my (our) behalf entitles me (us) to one (1) Right. Pursuant to the subscription privilege described in the Prospectus (as defined below), six (6) Rights entitles me to purchase (1) one Convertible Preferred Share at a subscription price of $11.70 for each Convertible Preferred Share and pursuant to the terms and subject to the conditions set forth in the prospectus supplement dated March 7, 2008 and the accompanying prospectus (collectively, the “Prospectus”).

In Part I of this form, I (we) instruct you whether to exercise the Rights distributed with respect to the common shares of the Company held by you for my (our) account, pursuant to the terms and subject to the conditions set forth in the Prospectus.

PART I

BOX 1.  ☐           Please do not exercise Rights for Convertible Preferred Shares.

BOX 2.  ☐           Please exercise Rights for Convertible Preferred Shares as set forth below:

	Number of Convertible Preferred Shares	Subscription Price		Total Payment Required

Subscription Privilege:*		$11.70	=	$
(6 Rights = 1 Convertible Preferred Share)				(Shares X Price)

*	As described in the Prospectus, you must exercise enough Rights to purchase at least one whole Convertible Preferred Share.

BOX 3.  ☐           Payment in the following amount is enclosed: $__________

BOX 4.  ☐           Please deduct payment from the following account maintained by you as follows:

Type of Account	Account Number	Amount to be Deducted

I (we) on my (our) own behalf, or on behalf of any person(s) on whose behalf, or under whose directions, I am (we are) signing this form:

•
acknowledge that I (we) received and read the Prospectus relating to my (our) Rights and that the terms and conditions of the Rights as set forth in the Prospectus have been incorporated by reference into this form;

•	(if Box 2 above is selected) irrevocably elect to purchase the number of Convertible Preferred Shares indicated above upon the terms and conditions specified in the Prospectus;

•
represent and warrant that I am a (we are) resident(s) of the United States or am (are) otherwise entitled to exercise or transfer, or direct the exercise or transfer of, my (our) Rights as a non-U.S. holder who has satisfied the terms and conditions for exercise as described in the Prospectus; and

•	agree that if I (we) fail to pay for the Convertible Preferred Shares I (we) have elected to purchase, you may exercise any remedies available to you under law.

Signature(s):	Type or Print Name:

Signature(s):	Type or Print Name:
(If held jointly)

If you are signing in your capacity as a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or another acting in a fiduciary or representative capacity, please provide the following information:

Name:

Capacity:

Address (including Zip Code):

Telephone Number: